                              AMENDED AND RESTATED
                          INVESTMENT ADVISORY AGREEMENT

     This Amended and Restated Investment Advisory Agreement ("Agreement") is made by and between HL Investment Advisors, LLC, a Connecticut corporation ("HL Advisors") and Hartford Series Fund, Inc., a Maryland corporation (the "Company") whereby HL Advisors will act as investment manager to each series of the Company as listed on Attachment A (each a "Portfolio" and together the "Portfolios") and any future series as agreed to between HL Advisors and the Company.

                                   WITNESSETH:

     WHEREAS, the Company and HL Advisors wish to enter into an Agreement setting forth the terms upon which HL Advisors will perform certain services for each Portfolio of the Company as listed on Attachment A.

     NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained, the parties hereto agree as follows:

     1. The Company hereby employs HL Advisors to manage the investment and reinvestment of the assets of each Portfolio subject to the terms and conditions of the investment objectives, policies, and restrictions of each Portfolio and to the supervision of the Board of Directors of the Company (the "Board of Directors") for the period and on the terms set forth herein. HL Advisors hereby accepts such employment and agrees during such period to assume the obligations herein set forth for the compensation herein provided.

     2. In carrying out its obligations to manage the investment and reinvestment of the assets of each Portfolio, HL Advisors shall:

     a. Make all determinations with respect to the investment of the assets of each Portfolio and the purchase or sale of portfolio securities, and shall take such steps as may be necessary to implement the same. Such determinations and services shall include advising as to the manner in which voting rights, rights to consent to corporate action, and any other non-investment decisions pertaining to each Portfolio's portfolio securities should be exercised.

     b. Regularly furnish reports to the Company at periodic meetings of the Board of Directors and at such other times as may be reasonably requested by the Board of Directors, which reports shall include HL Advisor's economic outlook and investment strategy, and a discussion of the portfolio activity and performance of each Portfolio since the last such report.

     c. Select the brokers or dealers that will execute the purchases and sales of portfolio securities for each Portfolio and place, in the name of each Portfolio or its nominee, all such orders. When placing such orders, HL Advisors shall use its best efforts to obtain the best net price available for each Portfolio. Subject to and in accordance with any directions which the Board of Directors may issue from time to time, HL Advisors may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available if HL Advisors determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or HL Advisor's overall responsibilities with respect to each Portfolio and HL Advisor's other advisory clients. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. HL Advisors will promptly communicate to the Board of Directors such information relating to portfolio transactions as they may reasonably request.

     3.   a.   As compensation for the performance of the services by HL
Advisors, each Portfolio will pay to HL Advisors, as promptly as possible after the last day of each month during the term of this Agreement, a fee accrued daily and paid monthly, as shown on Attachment B attached hereto.

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     b.   To the extent that HL Advisors recaptures commissions or fees on behalf of each Portfolio, it will reduce the compensation payable to it by each Portfolio by the net amount of such commissions or fees recaptured, after deduction of direct charges incurred therewith.

     c. If the compensation payable under this Agreement shall commence as of a date which shall not be the first day of a month or if this Agreement is terminated as of a date which shall not be the last day of a month, such fee, which shall be paid in case of termination as promptly as possible after the date of termination, shall be prorated from the date of commencement or to the date of termination as the case may be

     d. The daily net asset value of each Portfolio shall be calculated on each day on which the New York Stock Exchange is open for business at the close of such Exchange.

     4. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of HL Advisors to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of HL Advisors to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

     5. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of the obligations and duties of HL Advisors hereunder, HL Advisors shall not be subject to liability to each Portfolio or to any Shareholder for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

     6. (a) This Agreement shall become effective as of August 28, 2002. This Agreement, unless sooner terminated, shall continue in effect from year to year thereafter provided that its continuance is specifically approved at least annually (1) by a vote of a majority of the members of the Board of Directors of the Company or by a vote of a majority in interest of the Shareholders, and (2) in either event, by the vote of a majority of the members of the Board of Directors who are not parties to the Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on the Agreement.

     (b) This Agreement (1) may be terminated at any time without the payment of any penalty either by a vote of the majority of the members of the Board of Directors or by a vote of the majority in interest of the Shareholders, on sixty days prior written notice to HL Advisors; (2) shall immediately terminate in the event of its assignment and (3) may be terminated by HL Advisors on ninety days prior written notice to the Company, but such termination will not be effective until the Company has contracted with one or more persons to serve as a successor Manager for each Portfolio. HL Advisors hereby agrees that, in the event of a termination under this subparagraph (b), it will continue to act as investment adviser until its successor or successors assume such undertaking.

     (c) As used in this Section the terms "assignment" and "interested person" shall have the meanings set forth for such terms in the Investment Company Act of 1940, as amended.

     (d) Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party in the office of such party.

     7. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the 28th day of August, 2002.

                                           HARTFORD SERIES FUND, INC.

                                           By: /s/ David M. Znamierowski
                                               ---------------------------------
                                                    David M. Znamierowski

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                                                    President


                                           HL INVESTMENT ADVISORS, LLC

                                           By: /s/ David M. Znamierowski
                                               ---------------------------------
                                                    David M. Znamierowski
                                                    Senior Vice President

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                                  ATTACHMENT A

The following series of the Hartford Series Fund, Inc. are made a part of this agreement:

          Hartford Bond HLS Fund
          Hartford Index HLS Fund
          Hartford Money Market HLS Fund
          Hartford Mortgage Securities HLS Fund

Dated: August 28, 2002

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                                  ATTACHMENT B

The advisory fee shall be accrued daily and paid monthly, based upon the following annual rates and upon the calculated daily net asset value of the
Portfolio:

INDEX HLS FUND

            NET ASSET VALUE                       ANNUAL RATE
            All Assets                              0.200%

MONEY MARKET HLS FUND AND MORTGAGE SECURITIES HLS FUND

            NET ASSET VALUE                       ANNUAL RATE
            All Assets                              0.250%

BOND HLS FUND

            NET ASSET VALUE                       ANNUAL RATE
            First $250,000,000                      0.325%
            Next $250,000,000                       0.300%
            Next $500,000,000                       0.275%
            Amount Over $1 Billion                  0.250%

Dated: August 28, 2002